UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2019

ROSEHILL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37712	47-5500436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16200 Park Row, Suite 300

Houston, Texas, 77084

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (281) 675-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Certain Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2019, Rosehill Resources Inc. (the “Company”) announced the hiring of David L. French to succeed Gary C. Hanna as the Company’s President and Chief Executive Officer. Mr. Hanna has served as Interim President and Chief Executive Officer since September 2018. Mr. French is expected to join the Company on or before April 30, 2019, subject to his completion of continuing obligations at Obsidian Energy Ltd. Mr. French will also become a member of the Board of Directors (the “Board”) of the Company, and Mr. Hanna will remain Chairman of the Board.

Mr. French, age 49, has over 29 years of experience in the energy industry, serving in key executive and operational leadership roles. Since 2016, Mr. French has served as Director, President and Chief Executive Officer of Obsidian Energy Ltd. Prior to that, he was Director, President and Chief Executive Officer of Bankers Petroleum Ltd from 2013 to 2016. Mr. French holds a bachelor’s degree in mechanical engineering from Rice University and an MBA from Harvard Business School.

On February 22, 2019, Rosehill Operating Company, LLC, a wholly owned subsidiary of the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. French pursuant to which Mr. French will receive a base salary equal to $550,000 per year. Mr. French will also be eligible for discretionary bonus compensation each year. The performance targets which must be achieved in order to be eligible for certain bonus levels will be established by the Board. Mr. French will be eligible to receive annual awards under the Amended and Restated Rosehill Resources Inc. Long-Term Incentive Plan on such terms and conditions as the Board determines from time to time, beginning in the first quarter of 2020. Mr. French will also be entitled to participate in all employee health and welfare plans offered by the Company commensurate with his position as well as the other benefits the Company makes available to its executive officers.

In addition, Mr. French will receive as an employment inducement award a one-time long-term incentive award with a grant date value equal to approximately $1,650,000, comprised of 50% restricted stock units (“RSUs”) and 50% performance share units (“PSUs”). The RSUs will vest in three equal annual installments and the PSUs are eligible to be earned and vest based on our total shareholder return compared to a peer group of companies over the period from January 1, 2018 through December 31, 2020. Mr. French will receive moving and relocation expenses of $120,000, payable in a one-time lump sum cash relocation bonus. The Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Employment Agreement. The Company’s form Performance Share Unit Grant Notice and Agreement and form Restricted Stock Unit Grant Notice and Agreement were filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2018 as Exhibits 10.29 and 10.30, respectively, to the Company’s Annual Report on Form 10-K and are also incorporated herein by reference.

The Company also entered into an Indemnification Agreement, dated as of February 25, 2019 (the “Indemnification Agreement”), with Mr. French. The Indemnification Agreement provides for indemnification and advancement of litigation and other expenses to the fullest extent permitted by law for claims relating to Mr. French’s service to the Company or its subsidiaries. The Company’s form Indemnification Agreement was filed with the SEC on May 3, 2017 as Exhibit 10.2 to the Company’s Current Report on Form 8-K and is incorporated herein by reference.

Other than the foregoing, there is no arrangement or understanding pursuant to which Mr. French was selected as President and Chief Executive Officer, and there are no related party transactions involving Mr. French that are reportable under Item 404(a) of Regulation S-K. There are no family relationships between Mr. French and any other directors or executive officers of the Company.

Item 7.01. Regulation FD Disclosure.

On March 11, 2019, the Company issued a press release announcing the hiring of Mr. French as President and Chief Executive Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, and including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 9134, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 22, 2019, by and between Rosehill Operating Company, LLC and David L. French.

99.1	Press release, March 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSEHILL RESOURCES INC.

Date: March 11, 2019	By:	/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Chief Financial Officer